Exhibit 99.1

Power Solutions International, Inc.	201 Mittel Drive Wood Dale, Illinois 60191 www.psiengines.com

Power Solutions International Announces Extension to Credit Agreement

WOOD DALE, Ill., March 26, 2021 — Power Solutions International, Inc. (the “Company” or “PSI”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced today that it entered into a $130 million uncommitted senior secured revolving credit facility pursuant to that certain amended and restated uncommitted revolving credit agreement dated March 26, 2021 (the “amended Credit Agreement”), between the Company and Standard Chartered Bank (“Standard Chartered”).

Among other items, the amended Credit Agreement extends the maturity date of loans thereunder to the earlier of March 25, 2022 or the demand of Standard Chartered and includes minimum Consolidated EBITDA and Consolidated Interest Coverage Ratio covenants for the second, third and fourth quarters of 2021. Also, borrowings under the amended Credit Agreement will incur interest at a rate of LIBOR + 2.70% per annum. The amended Credit Agreement is fully drawn at March 26, 2021.

In connection with the execution of the amended Credit Agreement, the Company also entered into an amendment and restatement of the shareholder’s loan agreement originally executed with its majority stockholder, Weichai America Corp. in December 2020 (the “First Amended and Restated Shareholder’s Loan Agreement”). The First Amended and Restated Shareholder’s Loan Agreement provides the Company with access of up to $130 million of credit solely for purposes of repaying outstanding borrowings under the amended Credit Agreement. The First Amended and Restated Shareholder’s Loan Agreement terminates on April 25, 2022.

Additional details on the amended Credit Agreement and the First Amended and Restated Shareholder’s Loan Agreement can be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2021.

Management Commentary

Lance Arnett, chief executive officer, commented, “We appreciate Standard Chartered’s continued support of PSI. With this agreement in place, we look forward to executing on our business objectives during 2021. We will also continue to work in tandem with our strategic partner and majority stockholder, Weichai, to explore longer term financing options with current or other lenders during the year.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: the impact of the ongoing COVID-19 pandemic could have on the Company’s business and financial results; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; risks related to complying with the terms and conditions of the settlements with the Securities and Exchange Commission (the “SEC”) and the United States Attorney’s Office for the Northern District of Illinois (the “USAO”); variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the internal control matters; the Company’s obligations to indemnify past and present directors and officers and certain current and former employees with respect to the investigations conducted by the SEC and the criminal division of the USAO, which will be funded by the Company with its existing cash resources due to the exhaustion of its historical primary directors’ and officers’ insurance coverage; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain; any delays and challenges in recruiting key employees consistent with the Company’s plans; any negative impacts from delisting of the Company’s Common Stock from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com